UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 2, 2009

Date of report (Date of earliest event reported)

BECKMAN COULTER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 N. Harbor Boulevard

Fullerton, California 92834-3100

(Address of principal executive offices) (Zip Code)

(714) 871-4848

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, Beckman Coulter, Inc. (“Beckman Coulter”) entered into a Master Purchase Agreement, dated as of February 27, 2009 (the “Purchase Agreement”), with Olympus Corporation (“Olympus”) to acquire the diagnostic systems portion of Olympus’ life sciences business (the “Diagnostic Systems Business”) for up to 77.45 billion Japanese Yen (approximately U.S. $800 million based on currency exchange rates as of the signing). Olympus is a Tokyo-headquartered precision technology company that creates opto-digital solutions in healthcare, life science and consumer electronic products. The Diagnostic Systems Business encompasses the development, manufacturing, marketing, sale, distribution and use of clinical chemistry and immunoassay analyzers, blood transfusion testing systems, and the chemical reagents and other consumables used with them, and related laboratory automation equipment, for in vitro diagnostic testing of samples from humans and animals.

Beckman Coulter and Olympus have entered into an Amended and Restated Master Purchase Agreement (the “Amended and Restated Purchase Agreement”), dated as of August 3, 2009 (Tokyo time). The Amended and Restated Purchase Agreement amends the Purchase Agreement by, among other things, memorializing the parties’ mutual agreement to all schedules to the Amended and Restated Purchase Agreement as well as agreement on each of the related ancillary documents.

The description of the Amended and Restated Purchase Agreement set forth above is qualified by reference to the Amended and Restated Purchase Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Amended and Restated Purchase Agreement provides information regarding the terms of the acquisition and is not intended to provide any other factual information about us or the Diagnostic Systems Business. In particular, certain representations and warranties in the Amended and Restated Purchase Agreement were used for the purpose of allocating risk between us and Olympus rather than establishing matters as facts. Accordingly, the representations and warranties in the Amended and Restated Purchase Agreement should not be relied upon as characterizations of the actual state of facts about us or the Diagnostic Systems Business.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 2, 2009, Beckman Coulter and Olympus announced that, pursuant to the Amended and Restated Purchase Agreement, Beckman Coulter closed its acquisition of the Diagnostic Systems Business.

Pursuant to the terms of the Amended and Restated Purchase Agreement, Beckman Coulter delivered approximately 76 billion Japanese Yen (approximately U.S. $800 million based on currency exchange rates as of the closing). Beckman Coulter funded the transaction from approximately $495 million in net proceeds from its recent offerings of $250 million of 6% Senior Notes due 2015 and $250 million of 7% Senior Notes due 2019, the settlement of Forward Agreements entered into by Beckman Coulter relating to the sale of 4,722,989 shares of common stock in exchange for cash proceeds of approximately $240 million and its existing cash balances.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The audited combined statement of assets to be acquired and liabilities to be assumed of Diagnostic Systems Business, a division of Olympus Corporation, as of March 31, 2009 and the related audited combined statement of direct revenue and expenses for the year then ended March 31, 2009, and the independent auditors’ report thereon dated July 23, 2009, are filed as Exhibit 99.2. Pursuant to a request filed by Beckman Coulter with the Securities and Exchange Commission (the “SEC”), the Staff of the SEC has noted that it would not object to the filing of these financial statements in satisfaction of Rule 3-05 of Regulation S-X.

(b) Pro Forma Financial Information.

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date that this initial Current Report on Form 8-K must be filed.

(d) Exhibits.

Exhibit No.	Description
2.1	Amended and Restated Master Purchase Agreement by and between Olympus Corporation and Beckman Coulter, Inc., dated as of August 3, 2009.

23.1	Consent of KPMG AZSA & Co.

99.1	Press Release, dated August 2, 2009.

99.2	The audited combined statement of assets to be acquired and liabilities to be assumed of Diagnostic Systems Business, a division of Olympus Corporation, as of March 31, 2009 and the related audited combined statement of direct revenue and expenses for the year then ended March 31, 2009, and the independent auditors’ report thereon dated July 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2009	BECKMAN COULTER, INC.

	By:	/s/ Patricia Stout
	Name:	Patricia Stout
	Title:	Deputy General Counsel